Exhibit 99.1

Molson Coors Reports Higher Net Sales and Lower Underlying After-Tax Income for the First Quarter 2013

Results driven by Central Europe acquisition related volume, net sales and debt service costs in seasonally low profit quarter, as well as increased brand investments and poor weather

First Quarter 2013 Highlights (1)

  Worldwide beer volume: 11.9 million hectoliters, up 20.3%
  Net sales: $828.5 million, up 19.8%
  Underlying after-tax income: $54.6 million, down 36.0% ($0.30 per diluted share)
  Net income from continuing operations attributable to MCBC: $36.5 million, down 54.0% ($0.20 per diluted share)

DENVER & MONTREAL--(BUSINESS WIRE)--May 7, 2013--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported a 20.3 percent increase in first quarter worldwide beer volume and 19.8 percent higher net sales in the first quarter of 2013 due to the June 2012 acquisition of the company’s new Central Europe (“CE”) operations. Underlying after-tax income declined 36.0 percent for the first quarter 2013, driven by the addition of Central Europe-related debt service costs and operating results this year, in a seasonally low profit quarter. Also contributing to lower income were unfavorable foreign exchange movements, increased brand investments, and poor weather in key markets this year. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) decreased 54.0 percent due to the same factors affecting underlying earnings, as well as an unrealized net loss related to fair value and foreign exchange movements associated with our EUR 500 million convertible note.

Molson Coors president and chief executive officer Peter Swinburn said, “Our first quarter numbers include the effect of the Central Europe acquisition that we completed in the middle of last year. Because of this addition, we recorded volume and sales increases but a post-tax income decline. The decline was driven by Central Europe debt servicing costs being allocated against our lowest earnings quarter of the year in that region, along with foreign exchange losses and increased marketing spend across the rest of the business. Weather affected volumes in all our markets. Against this backdrop, we grew share in Europe, saw relatively flat share in the U.S., and lost share in Canada. Our innovation programs got off to a fast start and reflect a pipeline that is both full and exciting.”

Swinburn added, “In the first quarter, we maintained strong focus and investment levels on our core brands, as well as introducing new brands and other innovations in each of our businesses. In the balance of 2013, our focus will continue to be on the three pillars of our growth strategy, and particularly the first one, which is to grow profitably in our core businesses through brands and innovation. We also intend to pay down debt. In combination with disciplined cash use, our growth strategy is designed to drive long-term profit, cash flow and total return for our shareholders.”

Foreign Exchange

The Company’s first quarter results include the impact of unfavorable foreign currency movements from the Euro, Canadian Dollar and British Pound, which decreased underlying pretax income by approximately $6 million.

Effective Income Tax Rates

The Company’s first quarter effective income tax rate was 8 percent on a reported basis and 12 percent on an underlying basis as a result of one-time benefits.

Debt

Total debt at the end of the first quarter was $4.65 billion, and cash and cash equivalents totaled $512 million, resulting in net debt of $4.14 billion.

First Quarter Business Segment Results

The following are the Company’s first quarter 2013 results by business segment:

United States Business (MillerCoors) (2)

Molson Coors underlying U.S. segment equity income decreased 1.3 percent to $117.4 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, decreased 1.2 percent to $271.9 million, driven by lower beer volumes, commodity inflation, and increased marketing investment to support the launch of Redd’s Apple Ale and Third Shift Amber Lager.

MillerCoors domestic sales to retailers (STRs, trading-day adjusted) declined 3.3 percent for the quarter. Domestic sales to wholesalers (STWs) decreased 2.5 percent. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 4.0 percent primarily due to strong net pricing and favorable sales mix, representing the largest increase since first quarter 2009. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased 3.6 percent. Third-party contract brewing volumes were up 3.2 percent.

COGS per hectoliter increased 3.7 percent driven by commodity inflation, brand and packaging innovation and lower volume. Marketing, general and administrative (MG&A) expense increased 3.5 percent, driven primarily by increased marketing investments in support of the national launches of Redd’s Apple Ale and Third Shift Amber Lager.

Depreciation and amortization expenses for MillerCoors in the first quarter were $69.7 million, and additions to tangible and intangible assets totaled $55.7 million.

Canada Business

Canada underlying pretax income decreased 18.9 percent to $37.3 million in the quarter. In local currency, Canada underlying pretax income decreased 17 percent, driven by the impact of lower volume and higher brand investments captured in COGS. A 2 percent decrease in the Canadian dollar versus the U.S. dollar drove an approximate $1 million negative impact in the quarter.

STRs decreased 1.4 percent in the first quarter partially due to a weak Canadian market, which was impacted by the substantial increase in beer excise tax rates in Quebec last November and cycling favorable weather last year. First quarter sales volume for Molson Coors Canada decreased 1.9 percent. Net sales per hectoliter increased 1 percent in local currency driven by continued positive pricing.

Cost of goods sold (COGS) per hectoliter increased nearly 6 percent in local currency, driven by fixed-cost deleverage from lower volumes, a $4 million reclassification of promotional expense from MG&A to COGS, and a mix shift toward higher-cost brands and packages. Strong cost savings offset input inflation in the quarter. MG&A expense decreased 3 percent in local currency due to lower employee-related costs and the reclassification of promotional expenses to COGS.

Europe Business – Pro Forma (3)

Europe underlying pretax income improved $8.6 million to a loss of $3.8 million on a pro forma basis, driven by positive net pricing and lower MG&A costs. Unfavorable foreign currency movements reduced Europe results approximately $3 million versus the pro forma quarter a year earlier.

Europe sales volume decreased 1 percent due to poor weather in March across the region, along with competitive value-brand activity in Romania and Hungary. Volume and profit performance was particularly strong in the U.K. Europe net sales per hectoliter increased nearly 5 percent in local currency due to positive pricing and sales mix.

COGS per hectoliter increased approximately 5 percent in local currency, driven by adverse channel mix with a higher proportion of sales in the off-premise channel this year, along with higher factored (non-owned) beverage volumes sold in U.K. MG&A expenses decreased approximately 4 percent in local currency due to year-over-year differences in the timing of marketing spending, along with reductions in general and administration expenses.

International Business (4)

The International segment posted an underlying pretax loss of $6.1 million in the first quarter, an improvement of $2.5 million from a year ago due to lower marketing expense, the net positive impact of business transfers between our Europe and International segments, the elimination of losses in our China joint venture, which was deconsolidated in the third quarter of 2012, and a strong performance in our Latin America export business.

Total International sales volume, including royalty volume, increased 64 percent due to the inclusion of the Central Europe export business this year, along with growth in our India business. Net sales per hectoliter decreased 14 percent, driven by negative foreign exchange impacts, primarily the weakening of the Japanese Yen, and the addition of Central Europe sales at lower net sales per hectoliter.

Cost of goods per hectoliter decreased approximately 15 percent, driven by foreign exchange movements and the addition of the Central Europe export business, which has a lower cost structure than our other businesses. International MG&A expense decreased 15 percent.

Corporate

Underlying Corporate pretax expenses totaled $81.5 million for the first quarter. This $29.3 million increase was primarily due to the addition of approximately $21 million of net interest expense this year related to financing our Central Europe acquisition, along with accelerated incentive compensation expense and approximately $4 million of unrealized foreign exchange losses, both of which are expected to be much less significant factors in the balance of 2013.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special items resulted in a $1.5 million pretax charge, driven by $4.9 million of restructuring charges in Canada, Europe, and Corporate, $0.8 million of other employee-related charges, partially offset by the release of a $4.2 million non-income-related tax reserve in Europe.

Other non-core items resulted in a $20.4 million pretax charge, which was due to a $19.8 million unrealized loss primarily related to fair value and foreign exchange movements of our EUR 500 million convertible note, $1.8 million of Central Europe acquisition and integration related costs, partially offset by $1.2 million of other non-core gains.

2013 First Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2013 first quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 6, 2013. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal first quarter ended March 30, 2013, compared to the fiscal first quarter ended March 31, 2012. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

(3) Unless otherwise indicated, all $ amounts are in U.S. Dollars, and quarterly comparative results are for Europe’s actual fiscal first quarter ended March 30, 2013, compared to the pro forma fiscal first quarter ended March 31, 2012. Pro forma amounts include the actual results of operations for the U.K. combined with the pro forma results of operations for Central Europe, excluding the Central Europe global export and license business, for the periods indicated on each statement. The pro forma statements of operations include adjustments directly attributable to the acquisition of StarBev.

(4) Beginning July 1, 2012, our Central Europe export and license business (“Central Europe export”), is reported in our MCI segment. For periods prior to this date, this business was included with the Central Europe business, which we acquired on June 15, 2012. Beginning December 30, 2012, with the combination of our U.K. and Central Europe businesses, our Carling travel and export business is reported in our Europe segment. For periods prior to this date, this business was included within the International business.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Europe, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Staropramen and Carling. Molson Coors is listed as the beverage industry sector leader on the 2012/2013 Dow Jones Sustainability World Index (W1SGITRD), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 29, 2012, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2013 First Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
	1st Q
	2013	2012
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	36.5	79.4
Per diluted share:	$0.20	$0.44
Add back/(less):
Pretax special items - net	1.5	1.5
Acquisition and integration costs(1)	1.8	6.1
Unrealized mark-to-market (gains) and losses(2)	19.8	(0.5)
Other non-core items(3)	(1.2)	(0.7)
Tax effects related to special and other non-core items	(3.8)	(0.5)
Non-GAAP: Underlying after-tax income:	54.6	85.3
Per diluted share:	$0.30	$0.47
Notes:
(1) Included in Marketing, General and Administrative Expenses
(2) In Q1 2013, ($0.4 million) gain included in Cost of Goods Sold, $29.7 million loss included in Interest Expense and ($9.5 million) net gain included in Other Income (Expense), net. In Q1 2012, ($0.5 million) gain included in Cost of Goods Sold.

(3) In Q1 2013, ($1.2 million) gain included in Other Income (Expense), net. In Q1 2012, ($0.3 million) gain included in Cost of Goods Sold and ($0.4 million) gain included in Marketing, General and Administrative expenses.

Molson Coors Brewing Company
Table 2: 2013 First Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
	Business					Total
	Canada	U.S.	Europe(4)	MCI	Corporate	Consolidated
U.S. GAAP: 2013 1st Q Income (loss) from continuing operations before income taxes	$36.4	$117.4	$(3.7)	$(6.1)	$(102.6)	$41.4
Add back/(less):
Pretax special items - net	2.1	-	(0.9)	-	0.3	1.5
Acquisition and integration costs(1)	-	-	0.8	-	1.0	1.8
Unrealized mark-to-market (gains) and losses(2)	-	-	-	-	19.8	19.8
Other non-core items(3)	(1.2)	-	-	-	-	(1.2)
Non-GAAP: 2013 1st Q underlying pretax income (loss)	$37.3	$117.4	$(3.8)	$(6.1)	$(81.5)	$63.3
Percent change 2013 1st Q vs. 2012 1st Q underlying pretax income (loss)	(18.9%)	(1.3%)	(245.5%)	29.1%	(56.1%)	(38.5%)
U.S. GAAP: 2012 1st Q Income (loss) from continuing operations before income taxes	$43.9	$118.9	$1.3	$(8.6)	$(58.9)	$96.6
Add back/(less):
Pretax special items - net	2.1	-	(1.7)	-	1.1	1.5
Acquisition and integration costs(1)	-	-	-	-	6.1	6.1
Unrealized mark-to-market (gains) and losses(2)	-	-	-	-	(0.5)	(0.5)
Other non-core items(3)	-	-	(0.7)	-	-	(0.7)
Non-GAAP: 2012 1st Q underlying pretax income (loss)	$46.0	$118.9	$(1.1)	$(8.6)	$(52.2)	$103.0
Notes:
(1) Included in Marketing, General and Administrative Expenses
(2) In Q1 2013, ($0.4 million) gain included in Cost of Goods Sold, $29.7 million loss included in Interest Expense and ($9.5 million) net gain included in Other Income (Expense), net. In Q1 2012, ($0.5 million) gain included in Cost of Goods Sold.

(3) In Q1 2013, ($1.2 million) gain included in Other Income (Expense), net. In Q1 2012, ($0.3 million) gain included in Cost of Goods Sold and ($0.4 million) gain included in Marketing, General and Administrative expenses.

(4) As this table reflects actual results, Central Europe is excluded from Q1 2012 as the Acquisition occurred in Q2 2012.

MillerCoors LLC
Table 3: Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended
	March 31, 2013	March 31, 2012

U.S. GAAP - Net income attributable to MillerCoors:	$271.9	$275.3
Add back: Special items, net	-	-
Less: Tax effect of adjustments to arrive at underlying after-tax income	-	-
Non-GAAP - Underlying net income:	$271.9	$275.3

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012
Net Income Attributable to MillerCoors	$271.9	$275.3
Multiply: MCBC economic interest (%) in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$114.2	$115.6
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	1.2	0.4
Add: Share-based compensation adjustment (2)	2.0	2.9
MCBC Equity Income in MillerCoors (U.S. GAAP)	$117.4	$118.9
Add: Proportionate share of MillerCoors special items	-	-
(Less): Tax effect on special items	-	-
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$117.4	$118.9

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $670 million as of March 30, 2013. This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.) is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.
(2) The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

Pretax and after-tax underlying income and underlying free cash flow should be viewed as supplements to, not substitutes for, our results of operations and cash flow presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income and underlying free cash flow as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income and underlying free cash flow performance are used by and are useful to investors and other users of our financial statements in evaluating our operating and cash performance because they provide them with additional tools to evaluate our performance without regard to special and other non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 5: 2013 First Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012	% Change

Financial Volume:	5.750	3.605	59.5%
Royalty Volume:	0.261	0.100	161.0%
Owned Volume:	6.011	3.705	62.2%
Proportionate Share of Equity Investment Sales-to-Retail(1):	5.921	6.216	(4.7%)
Total Worldwide Beer Volume:	11.932	9.921	20.3%
Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Volume in hectoliters	5.750	3.605

Sales	$1,184.8	$1,008.1
Excise taxes	(356.3)	(316.7)
Net sales	828.5	691.4
Cost of goods sold	(547.1)	(438.8)
Gross profit	281.4	252.6
Marketing, general and administrative expenses	(285.3)	(248.2)
Special items, net	(1.5)	(1.5)
Equity income in MillerCoors	117.4	118.9
Operating income (loss)	112.0	121.8
Interest income (expense), net	(74.9)	(23.8)
Other income (expense), net	4.3	(1.4)
Income (loss) from continuing operations before income taxes	41.4	96.6
Income tax expense	(3.5)	(17.3)
Net Income (loss) from continuing operations	37.9	79.3
Income (loss) from discontinued operations, net of tax	(0.9)	0.1
Net income (loss) including noncontrolling interests	37.0	79.4
Less: Net (income) loss attributable to noncontrolling interests	(1.4)	0.1
Net income (loss) attributable to MCBC	$35.6	$79.5

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.20	$0.44
From discontinued operations	-	-
Basic net income per share	$0.20	$0.44

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.20	$0.44
From discontinued operations	-	-
Diluted net income per share	$0.20	$0.44

Weighted average shares - basic	181.7	180.3
Weighted average shares - diluted	182.9	181.7

Dividends per share	$0.32	$0.32

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$36.5	$79.4
Income (loss) from discontinued operations, net of tax	(0.9)	0.1
Net income (loss) attributable to MCBC	$35.6	$79.5

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Volume in hectoliters	1.654	1.686

Sales	$522.0	$527.6
Excise taxes	(126.4)	(125.3)
Net sales	395.6	402.3
Cost of goods sold	(249.1)	(242.4)
Gross profit	146.5	159.9
Marketing, general and administrative expenses	(109.0)	(113.0)
Special items, net	(2.1)	(2.1)
Operating income (loss)	35.4	44.8
Other income (expense), net	1.0	(0.9)
Income (loss) before income taxes	$36.4	$43.9

Molson Coors Brewing Company and Subsidiaries
Table 8: PRO FORMA Europe Results of Operations
(See footnote 3 on page 5)
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012
	Actual	Actual - UK	Pro Forma - CE	Pro Forma Combined

Volume in hectoliters (1)	3.868	1.739	2.168	3.907

Sales (1)	$632.4	$450.0	$173.2	$623.2
Excise taxes	(226.0)	(186.6)	(39.3)	(225.9)
Net sales (1)	406.4	263.4	133.9	397.3
Cost of goods sold	(281.2)	(181.0)	(92.7)	(273.7)
Gross profit	125.2	82.4	41.2	123.6
Marketing, general and administrative expenses	(128.7)	(83.8)	(52.3)	(136.1)
Special items, net	0.9	1.7	-	1.7
Operating income (loss)	(2.6)	0.3	(11.1)	(10.8)
Interest income, net	1.2	1.5	-	1.5
Other income (expense), net	(2.3)	(0.5)	(0.2)	(0.7)
Income (loss) before income taxes	$(3.7)	$1.3	$(11.3)	$(10.0)

Notes:
(1) Reflects gross segment amounts including intercompany sales to MCI of 0.021 million hectoliters and 0.044 million hectoliters in Q1 2013 and Q1 2012, respectively and $0.8 million of net sales and $2.7 million of net sales in Q1 2013 and Q1 2012, respectively. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Volume in hectoliters	0.249	0.224

Sales	$30.9	$32.9
Excise taxes	(3.9)	(4.8)
Net Sales	27.0	28.1
Cost of goods sold (1)	(17.5)	(18.5)
Gross profit	9.5	9.6
Marketing, general and administrative expenses	(15.6)	(18.3)
Special items, net	-	-
Operating income (loss)	(6.1)	(8.7)
Other income (expense), net	-	0.1
Income (loss) before income taxes	$(6.1)	$(8.6)

Notes:
(1) Reflects gross segment amounts including intercompany Cost of goods sold from Europe of $0.8 million and $2.7 million for Q1 2013 and Q1 2012, respectively. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 10: Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Volume in hectoliters	-	-

Sales	$0.3	$0.3
Excise taxes	-	-
Net Sales	0.3	0.3
Cost of goods sold	(0.1)	0.4
Gross profit	0.2	0.7
Marketing, general and administrative expenses	(32.0)	(33.1)
Special items, net	(0.3)	(1.1)
Operating income (loss)	(32.1)	(33.5)
Interest expense, net(1)	(76.1)	(25.3)
Other income (expense), net	5.6	(0.1)
Income (loss) before income taxes	$(102.6)	$(58.9)

Notes:
(1) Reflects acquisition-related interest expense of $50.7 million and $21.0 million on a GAAP basis and an underlying basis, respectively, for Q1 2013. Beginning July 1, 2012, interest income and expense related to our Central Europe segment is reflected within Corporate results consistent with our other segments, and this amount is $0.6 million of net income on both a GAAP basis and an underlying basis for Q1 2013.

MillerCoors LLC (1)
Table 11: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended
	March 31, 2013	March 31, 2012

Volume in hectoliters(2)	17.032	17.358

Sales	$2,056.7	$2,034.6
Excise taxes	(268.4)	(274.8)
Net sales	1,788.3	1,759.8
Cost of goods sold	(1,088.7)	(1,070.0)
Gross profit	699.6	689.8
Marketing, general and administrative expenses	(425.1)	(410.8)
Special items, net	-	-
Operating income	274.5	279.0
Other income (expense), net	0.3	1.3
Income before income taxes	274.8	280.3
Income tax expense	(0.4)	(0.7)
Net income	274.4	279.6
Less: Net income attributable to noncontrolling interests	(2.5)	(4.3)
Net income attributable to MillerCoors	$271.9	$275.3

Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).
(2) Includes contract brewing and company-owned-distributor sales which are excluded from our worldwide beer volume calculation.

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	March 30, 2013	December 29, 2012
Assets

Cash and cash equivalents	$511.5	$624.0
Receivables, net	710.2	753.4
Inventories, net	257.6	213.9
Other, net	210.4	156.7
Total current assets	1,689.7	1,748.0

Properties, net	1,925.5	1,995.9
Goodwill and intangibles, net	9,394.0	9,687.9
Investment in MillerCoors	2,530.4	2,431.8
Other, net	403.1	348.6
Total assets	$15,942.7	$16,212.2

Liabilities and Equity

Accounts payable	$455.5	$427.0
Accrued expenses and other, net	898.9	926.1
Current portion of long-term debt and short-term borrowings	1,260.4	1,245.6
Total current liabilities	2,614.8	2,598.7

Long-term debt	3,390.8	3,422.5
Pension and post-retirement benefits	776.6	833.0
Other, net	1,363.6	1,366.4
Total liabilities	8,145.8	8,220.6

Total MCBC stockholders' equity	7,771.1	7,966.9
Noncontrolling interests	25.8	24.7
Total equity	7,796.9	7,991.6
Total liabilities and equity	$15,942.7	$16,212.2

Molson Coors Brewing Company and Subsidiaries
Table 13: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$37.0	$79.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80.2	53.4
Loss on sale or impairment of properties and other long-lived assets	1.4	1.0
Amortization of debt issuance costs and discounts	7.3	5.6
Equity Income in MillerCoors	(117.4)	(118.9)
Distributions from MillerCoors	117.4	118.9
Change in working capital and other, net	(7.5)	(89.0)
Net cash provided by operating activities	$118.4	$50.4

Cash flows from investing activities:
Additions to properties	$(68.3)	$(33.8)
Proceeds from sales of properties and other long-lived assets	3.7	0.8
Investment in MillerCoors	(331.8)	(236.0)
Return of capital from MillerCoors	222.4	124.6
Payments on settlement of debt-related derivatives	-	(110.6)
Investment in and advances to an unconsolidated affiliate	-	(4.6)
Other, net	0.1	1.4
Net cash used in investing activities	$(173.9)	$(258.2)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$27.2	$19.7
Dividends paid	(58.2)	(57.8)
Net borrowings of debt	(7.9)	(10.9)
Change in overdraft balances and other, net	3.7	3.1
Net cash used in financing activities	$(35.2)	$(45.9)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(90.7)	$(253.7)
Effect of foreign exchange rate changes on cash and cash equivalents	(21.8)	11.1
Balance at beginning of year	624.0	1,078.9
Balance at end of period	$511.5	$836.3

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334